UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 25, 2011

MPM ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o MPM Asset Management LLC, 200 Clarendon Street, 54th Floor, Boston, MA 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 425-9235

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                     Entry into a Material Definitive Agreement.

On April 25, 2011, MPM Acquisition Corp. (the “Company”) entered into an Agreement and Plan of Merger with Radius Health, Inc. (“Radius”), a privately held company incorporated in Delaware, and RHI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub, subject to certain conditions contained in the Merger Agreement, will merge with and into Radius and Radius will become a wholly-owned subsidiary of the Company (the “Merger Agreement”).  Upon completion of the Merger, each outstanding share of Radius Common Stock will automatically convert into the right to receive one share of the Company’s Common Stock and each outstanding share of Radius Preferred Stock will automatically convert into the right to receive one-tenth of a share of the Company’s Preferred Stock from the Company as consideration for the Merger. More specifically, each share of Series A-1 Convertible Preferred Stock of Radius will be converted into 0.1 shares of Series A-1 Convertible Preferred stock of the Company;  each share of Series A-2 Convertible Preferred Stock of Radius will be converted into 0.1 shares of Series A-2 Convertible Preferred stock of the Company;  each share of Series A-3 Convertible Preferred Stock of Radius will be converted into 0.1 shares of Series A-3 Convertible Preferred stock of the Company; each share of Series A-4 Convertible Preferred Stock of Radius will be converted into 0.1 shares of Series A-4 Convertible Preferred stock of the Company;  each share of Series A-5 Convertible Preferred Stock of Radius will be converted into 0.1 shares of Series A5 Convertible Preferred stock of the Company; and each share of Series A-6 Convertible Preferred Stock of Radius will be converted into 0.1 shares of Series A-6 Convertible Preferred stock of the Company. The Company will assume all outstanding options and warrants of Radius, which shall become exercisable for shares of Company Common Stock or Preferred Stock, as the case may be. Radius and the Company will agree to indemnify each of their officers and directors for their actions relating to the consideration, approval or consummation of the Merger Agreement, in accordance with an indemnity agreement (the “Indemnity Agreement”) to be entered into by and between Radius, the Company and their respective current officers before the closing of the merger.

As a condition to the Merger Agreement, the Company will repurchase all of its currently outstanding shares of common stock effective concurrently with the closing of the merger, (the “Redemption Agreement”) entered into between the Company and its existing shareholders. Conditions to consummating the merger include approval of the shareholders of Radius and other customary conditions. The parties may terminate the Merger Agreement if the merger is not completed by September 30, 2011.

The following material relationships exist between the Company or its affiliates and the parties to the Merger Agreement: (i) C. Richard Lyttle, Ph.D is the President and Chief Executive Officer and a director of the Company and is also the President and Chief Executive Officer and a director of Radius and the President and a director of Merger Sub; (ii) Nick Harvey is the Chief Financial Officer, Treasurer and Secretary and a senior vice president and a director of the Company and is also the Chief Financial Officer, Treasurer and Secretary and a director of Radius and the Treasurer and Secretary and a director of Merger Sub; and (iii) MPM Asset Management LLC, a Delaware limited liability company (“Parent”), and the sole stockholder of the Company, is affiliated with certain stockholders of Radius and Dr. Ansbert Gadicke, a director of Radius.

The following material relationships exist between the Company or its affiliates and the parties to the Redemption Agreement: Parent is the sole stockholder of the Company.

A copy of the Merger Agreement and Redemption Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively. The description of the Merger Agreement and Redemption Agreement herein is qualified by the terms of the full text of the agreements attached hereto and the terms thereof are incorporated herein by reference thereto.

Item 9.01.                     Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Agreement and Plan of Merger, dated April 25, 2011
Exhibit 10.2	Redemption Agreement, dated April 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPM ACQUISITION CORP.

Date:	April 26, 2011	By:	/s/ B. Nicholas Harvey

Name: B. Nicholas Harvey
Title: Director, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated April 25, 2011
10.2	Redemption Agreement, dated April 25, 2011